Filed Pursuant to Rule 424(b)(5)
Registration No. 333-238526

CALCULATION OF SEC REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, par value $0.01 per share	29,382,500 shares	$34.25	$1,006,350,625	$130,624.32

(1)
Assumes exercise in full of the underwriters' option to purchase up to 3,832,500 additional shares of Common Stock.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rules 456(b) and 457(r) under the Securities Act, this "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in our Registration Statement on Form S-3 (Reg. No. 333-238526).

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 20, 2020)

25,550,000 Shares

Common Stock

We are offering 25,550,000 shares of our common stock, par value $0.01 per share.

        Our common stock is listed on The New York Stock Exchange ("NYSE") under the symbol "BSX." On May 21, 2020, the closing price of our common stock on The New York Stock Exchange was $34.79 per share.

        Concurrently with this offering, we are also making a public offering (the "Concurrent Offering") of 8,750,000 shares of our 5.50% Mandatory Convertible Preferred Stock, Series A, liquidation preference $100.00 per share (the "Mandatory Convertible Preferred Stock"). In the Concurrent Offering, we have granted the underwriters of that offering an option to purchase up to an additional 1,312,500 shares of our Mandatory Convertible Preferred Stock, solely to cover over-allotments, if any. The completion of this offering is not contingent on the completion of the Concurrent Offering, and the completion of the Concurrent Offering is not contingent on the completion of this offering. The Concurrent Offering is being made by means of a separate prospectus supplement and accompanying prospectus, and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy shares of our Mandatory Convertible Preferred Stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement and the accompanying prospectus are accurate or complete. Any representation to the contrary is a criminal offense.

        Investing in our securities involves risks. See "Information Concerning Forward-Looking Statements" on page S-9 and the risks described under the heading "Risk Factors" beginning on page S-6 of this prospectus supplement and under the heading "Risk Factors" in our periodic reports that we file with the Securities and Exchange Commission before investing in any of our securities.

	Per Share	Total
Public Offering Price	$34.2500	$875,087,500
Underwriting Discount	$1.0275	$26,252,625
Proceeds, before expenses, to us	$33.2225	$848,834,875

        We have granted the underwriters the option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an additional 3,832,500 shares of our common stock from us at the public offering price, less the underwriting discount.

        The underwriters expect to deliver the shares of the common stock against payment therefor in New York, New York on May 27, 2020.

Joint Book-Running Managers

J.P. Morgan	BofA Securities

Citigroup	Goldman Sachs & Co. LLC	Wells Fargo Securities

Morgan Stanley	Barclays	RBC Capital Markets

Co-Managers

Cowen	Evercore ISI	Stifel

SVB Leerink	Scotiabank

The date of this prospectus supplement is May 21, 2020.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the common stock we are offering and other matters relating to us. The second part is the accompanying prospectus, which provides more general information about the securities we may offer from time to time, some of which may not apply to this offering of common stock. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using the SEC's shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described under the heading "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus before making an investment decision.

        To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates.

        We have not, and the underwriters have not, authorized any person to provide you with any information or to make any representation other than as contained in this prospectus supplement or in the accompanying prospectus and the information incorporated by reference herein and therein. We and the underwriters do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide you. The information appearing or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the document in which incorporated information appears unless otherwise noted in such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to "Boston Scientific," the "Company," "we," "us," and "our" refer to Boston Scientific Corporation and its divisions and subsidiaries.

        References to our "2019 Form 10-K" refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 25, 2020, and references to our "Q1 2020 Form 10-Q" refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 6, 2020.

        The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. We are not, and the underwriters are not, making an offer of the common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        This prospectus supplement is for distribution only to and is directed only at (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) persons falling within Article 49(2)(a) to (d) ("high net worth companies,

S-ii

unincorporated associations etc.") of the Financial Promotion Order, (iii) persons outside of the United Kingdom, or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (as amended, the "FSMA")) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

S-iii

 SUMMARY

        The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, including the "Risk Factors" section beginning on page S-6 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. This summary is not complete and does not contain all of the information you should consider before purchasing our common stock.

Boston Scientific Corporation

        Boston Scientific Corporation is a global developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties. Our mission is to transform lives through innovative medical solutions that improve the health of patients around the world. As a medical technology leader for nearly 40 years, we advance science for life by providing a broad range of high performance solutions to address unmet patient needs and reduce the cost of healthcare.

        Our history began in the late 1960s when our co-founder, John Abele, acquired an equity interest in Medi-tech, Inc., a research and development company focused on developing alternatives to surgery. In 1969, Medi-tech introduced a family of steerable catheters used in some of the world's first less-invasive procedures. In 1979, John Abele joined with Pete Nicholas to form Boston Scientific Corporation, which indirectly acquired Medi-tech. This acquisition began a period of active and focused new product development, innovation, market development and organizational growth. Since then, we have advanced the practice of less-invasive medicine by helping physicians and other medical professionals diagnose and treat a wide range of diseases and medical conditions, and improve patients' quality of life by providing alternatives to surgery and other medical procedures that are typically traumatic to the body.

        Our net sales have increased substantially since our formation. Our growth has been fueled in part by strategic acquisitions designed to improve our ability to take advantage of growth opportunities in the medical device industry and to build depth of portfolio within our core businesses. These strategic acquisitions have helped us to add promising new technologies to our pipeline and to offer one of the broadest product portfolios in the world for use in less-invasive procedures in our core areas of Medical Surgical (MedSurg), Rhythm and Neuro, and Cardiovascular. We believe that the depth and breadth of our product portfolio has also enabled us to compete more effectively in the current healthcare environment that seeks to improve outcomes and lower costs. Our strategy of category leadership also enables us to compete in a changing healthcare landscape and position our products with providers and payers, while also expanding internationally and managing the complexities of the global healthcare market.

        Our principal executive offices are located at 300 Boston Scientific Way, Marlborough, Massachusetts 01752-1234. Our telephone number is (508) 683-4000. Our website is located at www.bostonscientific.com. We have included our website address as an inactive textual reference only. Information contained on, or accessible through, our website is not incorporated in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein.

Recent Developments

Refinancing and Credit Agreement Amendments

        On April 21, 2020, as part of our COVID-19 response efforts and mitigation plan, we entered into a new $1.25 billion 364-day Term Loan maturing on April 20, 2021 (the "April 2021 Term Loan ") to refinance borrowings under our $2.75 billion revolving credit facility (the "Revolving Credit Facility"), increase available backup liquidity and modify the leverage covenant in our credit agreements for additional financial flexibility. The April 2021 Term Loan contains covenants which, among other things, restrict us from paying cash dividends and other cash distributions on our capital stock. Borrowings from the April 2021 Term Loan, combined with $60.0 million of cash on hand, were used to refinance $910.0 million of borrowings under the Revolving Credit Facility, and repay in full the $400.0 million of outstanding amounts under our $700.0 million term loan maturing in December 2020 ("December 2020 Term Loan"), after which such Term Loan was terminated.

        Also on April 21, 2020, the Company amended its $1.0 billion 364-day Term Loan maturing on February 26, 2021 (the "February 2021 Term Loan") and the Revolving Credit Facility to, among other things, make the same modification of the leverage covenant and include the same covenant restricting the company from paying cash dividends and other cash distributions on its capital stock.

        On May 18, 2020, the Company completed a public offering of $1.7 billion aggregate principal amount of its senior notes (the "May 2020 Senior Notes Offering"). The public offering consisted of $500.0 million of 1.900% Senior Notes due 2025 and $1.2 billion of 2.650% Senior Notes due 2030. The Company used the net proceeds from the May 2020 Senior Notes Offering towards (i) repaying the remaining $450.0 million of borrowings under the Revolving Credit Facility, $750.0 million under its February 2021 Term Loan and $500.0 million under its April 2021 Term Loan and (ii) paying related fees, expenses and premiums.

        We intend to use a portion of the combined net proceeds from this offering and the Concurrent Offering to repay in full the remaining $750.0 million outstanding under the April 2021 Term Loan and to pay related fees, expenses and premiums, after which it will be terminated. The remaining proceeds will be used for general corporate purposes, which may include refinancing or repayment of other outstanding indebtedness and funding potential future acquisitions and investments.

        As of the date of this prospectus supplement, we have no outstanding borrowings under the Revolving Credit Facility. Following consummation of the Concurrent Offering, we intend to seek amendments to the Revolving Credit Facility and the February 2021 Term Loan to permit us to pay cash dividends and other distributions on the Mandatory Convertible Preferred Stock. There can be no assurance that we will be successful in securing any such amendment.

Concurrent Offering

        Concurrently with this offering of common stock, we are offering, by means of a separate prospectus supplement and accompanying prospectus, 8,750,000 shares of our Mandatory Convertible Preferred Stock (and up to 1,312,500 additional shares of our Mandatory Convertible Preferred Stock that the underwriters in the Concurrent Offering have the option, exercisable within 30 days from the date of the prospectus supplement for the Concurrent Offering, to purchase from us, solely to cover over-allotments, if any), liquidation preference $100.00 per share. We estimate that the net proceeds to us from the Concurrent Offering, after deducting the underwriting discount and commissions and estimated offering expenses, will be approximately $847.3 million (or approximately $974.6 million if the underwriters in the Concurrent Offering exercise in full their option to purchase additional shares of Mandatory Convertible Preferred Stock). The completion of this offering is not contingent on the completion of the Concurrent Offering, and the completion of the Concurrent Offering is not contingent on the completion of this offering. There can be no assurance that the Concurrent Offering will be completed on the terms described herein or at all. The Concurrent Offering is being made by means of a separate prospectus supplement and accompanying prospectus, and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy shares of our Mandatory Convertible Preferred Stock.

        We refer to (i) the entry into the April 2021 Term Loan, (ii) the repayment of the December 2020 Term Loan, (iii) the consummation of the May 2020 Senior Notes Offering, (iv) this offering, (v) the Concurrent Offering and (vi) the application of the net proceeds from any of the foregoing, collectively, as the "Transactions."

 THE OFFERING

        The following summary contains basic information about the terms of this offering and is not intended to be complete. It does not contain all of the information that may be important to you. For a more detailed description of the terms of our common stock, please refer to the section entitled "Description of Capital Stock—Common Stock" in the accompanying prospectus and any free writing prospectus we may provide you in connection with this offering.

        As used in this section, the terms the "Company," "us," "we" or "our" refer to Boston Scientific Corporation and not any of its subsidiaries.

Issuer	Boston Scientific Corporation, a Delaware corporation.
Securities Offered	25,550,000 of shares of common stock, par value $0.01 per share.
Underwriters' Option
We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to 3,832,500 additional shares of common stock at the public offering price, less the underwriting discount.
Common Stock Outstanding after this Offering	1,424,860,972 shares (or 1,428,693,472 shares if the underwriters exercise in full their option to purchase additional shares of common stock). See "Shares Outstanding Following the Offerings."
Use of Proceeds
We intend to use a portion of the combined net proceeds from this offering and the Concurrent Offering to repay in full the remaining $750.0 million outstanding under the April 2021 Term Loan and to pay related fees, expenses and premiums, after which it will be terminated. The remaining proceeds will be used for general corporate purposes, which may include refinancing or repayment of other outstanding indebtedness and funding potential future acquisitions and investments. Certain affiliates of certain underwriters will receive at least 5% of the net proceeds from this offering and the Concurrent Offering in connection with the repayment of outstanding amounts under the April 2021 Term Loan. See "Underwriting (Conflicts of Interest)—Conflicts of Interest" and "Use of Proceeds" in this prospectus supplement.

Concurrent Mandatory Convertible Preferred Stock Offering	Concurrently with this offering, we are offering, by means of a separate prospectus supplement and accompanying prospectus, 8,750,000 shares of our Mandatory Convertible Preferred Stock (and up to an additional 1,312,500 shares of our Mandatory Convertible Preferred Stock that the underwriters in the Concurrent Offering have the option to purchase from us, exercisable within 30 days from the date of the prospectus supplement for the Concurrent Offering), liquidation preference $100.00 per share. We estimate that the net proceeds to us from the sale of shares of our Mandatory Convertible Preferred Stock in the Concurrent Offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $847.3 million (or approximately $974.6 million if the underwriters exercise in full their option to purchase additional shares of Mandatory Convertible Preferred Stock).

The completion of this offering is not contingent on the completion of the Concurrent Offering, and the completion of the Concurrent Offering is not contingent on the completion of this offering. There can be no assurance that the Concurrent Offering will be completed on the terms described herein or at all.
New York Stock Exchange Symbol	Our common stock is listed on The New York Stock Exchange under the symbol "BSX."
Transfer Agent and Registrar	Computershare Inc. is the transfer agent and registrar agent for our common stock.
Risk Factors
Investing in our common stock involves risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Conflicts of Interest
Affiliates of certain underwriters will receive at least 5% of the net proceeds of this offering in connection with the repayment of borrowings under our April 2021 Term Loan. See "Use of Proceeds." Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. ("FINRA"). Because such underwriters are not primarily responsible for managing this offering, and the shares of our common stock have been a "bona fide public market" as defined in FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. Any underwriter with a conflict of interest, as defined under FINRA Rule 5121, will not confirm sales of our common stock to any account over which they exercise discretionary authority without the prior written approval of the customer.

Shares Outstanding Following the Offerings

        Immediately after the consummation of this offering, based on 1,646,877,242 shares of our common stock issued (which includes 247,566,270 shares of treasury stock) as of March 31, 2020, we will have 1,424,860,972 shares (or 1,428,693,472 shares, if the underwriters exercise in full their option to purchase additional shares of our common stock) of our common stock issued and outstanding, but such numbers of shares of common stock exclude:

  •
  29,379,482 shares of our common stock (including 3,832,107 shares of our common stock, if the underwriters in the Concurrent Offering exercise in full their over-allotment option to purchase additional shares of Mandatory Convertible Preferred Stock) that would initially be issuable upon conversion of Mandatory Convertible Preferred Stock issued in the Concurrent Offering, in each case assuming the maximum number of shares of common stock issuable upon mandatory conversion, subject to anti-dilution, make-whole and other possible adjustments or any shares of our common stock that may be issued in payment of a dividend, fundamental change dividend make-whole amount or accumulated dividend amount;

  •
  25,215,000 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $23.00 per share;

  •
  10,377,000 shares of our common stock issuable upon vesting of outstanding restricted stock units; and

  •
  49,458,000 shares of our common stock reserved for future grants under our Long-Term Incentive Plans.

RISK FACTORS

        Investing in our common stock involves risks. You should consider carefully the risks described below and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision, including the risks and uncertainties set forth in Part I, Item 1A. under the heading "Risk Factors" in our 2019 Form 10-K, and in Part II, Item 1A. under the heading "Risk Factors" in our Q1 2020 Form 10-Q, as well as any other document we may file with the SEC that is incorporated by reference herein. The risks and uncertainties described in this prospectus supplement as well as the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not currently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus supplement or the documents incorporated by reference herein or other unknown or currently immaterial risks or uncertainties actually occur, our business, financial condition, results of operations and prospects could be adversely affected in a material way. The occurrence of any of these risks may cause you to lose all or part of your investment in our common stock.

        This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement. See "Information Concerning Forward-Looking Statements" in this prospectus supplement.

        To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described below and in the documents incorporated by reference herein. For a discussion of the recent COVID-19 pandemic and its impact on our business, see Part I, Item 2 under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Q1 2020 Form 10-Q and Part II, Item 1A under the heading "Risk Factors" in our Q1 2020 Form 10-Q.

Risks Relating to our Common Stock

We do not intend to pay cash dividends on the common stock for the foreseeable future.

        We have not historically paid cash dividends to our stockholders and currently do not intend to pay cash dividends. Moreover, unless accumulated dividends have been paid on all our Mandatory Convertible Preferred Stock, then outstanding through the most recently completed dividend period, no dividends may be declared or paid on our common stock. As a result, you may only receive a return on your investment in our common stock if the trading price of your shares increases.

The market price of our common stock has been and could remain volatile, and accordingly, the value of an investment in our common stock may also fluctuate.

        Stock markets in general and our common stock in particular have experienced significant price and trading volume volatility, including recently as a result of the ongoing COVID-19 pandemic. The market price and trading volume of our common stock may continue to be subject to significant fluctuations due to various factors, as well as economic and geopolitical conditions in general and to variability in the prevailing sentiment regarding our operations or business prospects, as well as, among other things, changing investment priorities of our stockholders. Because the market price of our common stock fluctuates significantly, stockholders may not be able sell their shares at attractive prices.

The Concurrent Offering and future sales of substantial amounts of our common stock could affect the market price of our common stock.

        Concurrently with this offering, we are offering, by means of a separate prospectus supplement and accompanying prospectus, 8,750,000 shares of our Mandatory Convertible Preferred Stock (and up to 1,312,500 additional shares of Mandatory Convertible Preferred Stock that the underwriters in the Concurrent Offering have the option, exercisable within 30 days from the date of the prospectus supplement for the Concurrent Offering, to purchase from us, solely to cover over-allotments, if any). The completion of this offering is not conditioned on the completion of the Concurrent Offering, and the completion of the Concurrent Offering is not conditioned on the completion of this offering.

        The Concurrent Offering and future sales of substantial amounts of our common stock or other securities convertible or exchangeable into shares of our common stock into the public market whether by us or any of our security holders, including shares of common stock issued and delivered pursuant to the terms of the Mandatory Convertible Preferred Stock or issued upon exercise of options or warrants, or the vesting of restricted stock units, or in connection with other potential acquisitions or business combinations, or perceptions that those sales and/or conversions or exchanges could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

        Any of these events may dilute your ownership interest in us and any of these events or the perception that these sales and/or conversions or exchanges could occur may have an adverse impact on the price of our common stock. Furthermore, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

The Mandatory Convertible Preferred Stock may adversely affect the market price of our common stock.

        The market price of our common stock is likely to be influenced by the Mandatory Convertible Preferred Stock, when issued. For example, the market price of our common stock could become more volatile and could be depressed by: (i) investors' anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Mandatory Convertible Preferred Stock; (ii) possible sales of our common stock by investors who view the Mandatory Convertible Preferred Stock as a more attractive means of equity participation in us than owning shares of our common stock; and (iii) hedging or arbitrage trading activity that may develop involving the Mandatory Convertible Preferred Stock and our common stock.

Our common stock is subordinate to our existing and future indebtedness, the Mandatory Convertible Preferred Stock, when issued, and any other preferred stock we may issue in the future.

        Shares of our common stock are equity interests that will rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy our claims, including in a liquidation of the Company. Additionally, holders of our common stock may be subject to prior dividend and liquidation rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding.

        Our common stock will rank junior to our Mandatory Convertible Preferred Stock, when issued, with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs. This means that, unless accumulated dividends have been paid on all our Mandatory Convertible Preferred Stock then outstanding through the most recently completed dividend period, no dividends may be declared or paid on our common stock and we will not be permitted to repurchase any of our common stock, subject to limited exceptions. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up of our affairs, no distribution of our assets may be made to holders of our common stock until we have paid to holders of our Mandatory Convertible Preferred Stock then outstanding a liquidation preference equal to $100.00 per share plus accumulated and unpaid dividends.

        Our Third Restated Certificate of Incorporation authorizes our board of directors to issue one or more additional series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued will rank ahead of our common stock in terms of dividends and liquidation rights. If we issue additional preferred stock, it may adversely affect the market price of our common stock. Our board of directors also has the power, without stockholder approval, subject to applicable law, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue additional preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue additional preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

We depend on our subsidiaries for cash to fund our operations and expenses.

        A significant portion of our operations is conducted through our subsidiaries and our ability to generate cash to meet our debt service obligations or to make future dividend payments is highly dependent on the earnings and the receipt of funds from our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to make any funds available to us, whether by dividends, loans or other payments.

Certain rights of the holders of the Mandatory Convertible Preferred Stock or our outstanding debt securities could delay or prevent an otherwise beneficial takeover or takeover attempt of us.

        Certain rights of the holders of the Mandatory Convertible Preferred Stock could make it more difficult or more expensive for a third party to acquire us.

        For example, if a fundamental change were to occur on or prior to June 1, 2023, holders of the Mandatory Convertible Preferred Stock may have the right to convert their Mandatory Convertible Preferred Stock, in whole or in part, at an increased conversion rate and will also be entitled to receive a make-whole amount equal to the present value of all remaining dividend payments on their Mandatory Convertible Preferred Stock as described in the applicable Certificate of Designations governing the Mandatory Convertible Preferred Stock. These features of the Mandatory Convertible Preferred Stock could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

        In addition, the change of control repurchase event feature contained in certain of our outstanding debt securities may in certain circumstances make more difficult or discourage a sale or takeover of us.

        Provisions of Delaware law and our Third Restated Certificate of Incorporation and bylaws could also make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. See "Description of Capital Stock" in the accompanying prospectus.

Anti-takeover provisions could adversely affect our stockholders.

        Provisions of Delaware law and of our Third Restated Certificate of Incorporation and amended and restated by-laws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our board of directors. For additional information concerning these provisions, please refer to the description of our common stock contained the accompanying prospectus.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein contain or incorporate by reference statements that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements may be identified by words like "anticipate," "expect," "project," "believe," "plan," "estimate," "intend," "aiming" and similar words. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements. As a result, investors are cautioned not to place undue reliance on any of our forward-looking statements.

        The forward-looking statements below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein are based on certain risks and uncertainties, including the risk factors described in Part I, Item 1A. under the heading "Risk Factors" in our 2019 Form 10-K and in Part II, Item 1A. under the heading "Risk Factors" in our Q1 2020 Form 10-Q and in connection with forward-looking statements throughout our 2019 Form 10-K and Q1 2020 Form 10-Q, as well as in any other document we may file with the SEC that is incorporated by reference herein, and the specific risk factors discussed below which could cause actual results to vary materially from the expectations and projections expressed or implied by our forward-looking statements. These risks and uncertainties, in some cases, have affected and in the future could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things: future economic, political, competitive, reimbursement and regulatory conditions, new product introductions and the market acceptance of those products, markets for our products, expected pricing environment, expected procedural volumes, the closing and integration of acquisitions, clinical trial results, demographic trends, intellectual property rights, litigation, financial market conditions, the execution and effect of our restructuring program, the execution and effect of our business strategy, including our cost-savings and growth initiatives and future business decisions made by us and our competitors. New risks and uncertainties may arise from time to time and are difficult to predict, including those that have emerged or have increased in significance or likelihood as a result of the COVID-19 pandemic. All of these factors are difficult or impossible to predict accurately and many of them are beyond our control. We caution investors to consider carefully these factors. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this prospectus supplement.

        For further discussion of these risks and uncertainties and other risk factors, see Part I, Item 1A. in our 2019 Form 10-K, under the heading "Risk Factors," Part II, Item 1A. under the heading "Risk Factors" in our Q1 2020 Form 10-Q and under the heading "Risk Factors" herein and in any other document we may file with the SEC that is incorporated by reference herein.

 USE OF PROCEEDS

        We estimate the net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $847.3 million (or approximately $974.7 million if the underwriters exercise their option to purchase additional shares of common stock in full).

        We intend to use a portion of the combined net proceeds from this offering and the Concurrent Offering to repay in full the remaining $750.0 million outstanding under the April 2021 Term Loan and to pay related fees, expenses and premiums, after which it will be terminated. The remaining proceeds will be used for general corporate purposes, which may include refinancing or repayment of other outstanding indebtedness and funding potential future acquisitions and investments. Our April 2021 Term Loan matures on April 20, 2021, and based on our current credit ratings, bear interest at an annual rate of LIBOR plus 1.875%. The proceeds from borrowings under the April 2021 Term Loan were primarily used to pay off outstanding indebtedness. Certain affiliates of certain underwriters will receive at least 5% of the net proceeds from this offering and the Concurrent Offering in connection with the repayment of outstanding amounts under the April 2021 Term Loan. See "Underwriting (Conflicts of Interest)—Conflicts of Interest" in this prospectus supplement.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2020:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to the April 2021 Term Loan and the May 2020 Senior Notes Offering (including the application of the net proceeds therefrom); and

  •
  on an as further adjusted basis to give effect to the Transactions (assuming no exercise of the underwriters' options with respect to either this offering or the Concurrent Offering) including the application of the proceeds from this offering and the Concurrent Offering before deducting the underwriting discount and estimated offering expenses. The completion of this offering is not contingent on the completion of the Concurrent Offering, and the completion of the Concurrent Offering is not contingent on the completion of this offering.

        You should read this table in conjunction with "Summary—Recent Developments" and "Use of Proceeds" in this prospectus supplement and our consolidated financial statements and related notes contained in our Exchange Act reports filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2020
(amounts in millions, except for share numbers)	Actual	As Adjusted	As Further Adjusted
Cash and cash equivalents	$370	310	1,310

Debt:
Current debt obligations, including February 2021 Term Loan(1)	1,004	254	254

Long-term debt:
December 2020 Term Loan(2)	400	—	—
April 2021 Term Loan	—	750	—
May 2022 Notes	500	500	500
October 2023 Notes	244	244	244
Revolving Credit Facility(3)	1,360	—	—
March 2024 Notes	850	850	850
May 2025 Notes	523	523	523
June 2025 Notes	—	500	500
March 2026 Notes	850	850	850
December 2027 Notes	988	988	988
March 2028 Notes	434	434	434
March 2029 Notes	850	850	850
June 2030 Notes	—	1,200	1,200
November 2035 Notes	350	350	350
March 2039 Notes	750	750	750
January 2040 Notes	300	300	300
March 2049 Notes	1,000	1,000	1,000
Unamortized Debt Issuance Discount and Deferred Financing Costs	(79)	(79)	(79)
Unamortized Gain on Fair Value Hedges	7	7	7
Finance Lease Obligation	7	7	7

Total long-term debt	9,331	10,021	9,271

Total debt	10,335	10,275	9,525

	As of March 31, 2020
(amounts in millions, except for share numbers)	Actual	As Adjusted	As Further Adjusted
Stockholders' equity:
Preferred stock, $0.01 par value—authorized 50,000,000 shares, 0 issued and outstanding on an actual and an as adjusted basis and 8,750,000 issued and outstanding on an as further adjusted basis	—	—	—
Common stock, $0.01 par value—authorized 2,000,000,000 shares—issued 1,646,877,242 shares on an actual and an as adjusted basis and 1,672,427,242 shares on an as further adjusted basis(4)	16	16	17
Treasury stock, at cost—247,566,270 shares	(1,717)	(1,717)	(1,717)
Additional paid-in capital	17,589	17,589	19,339
Accumulated deficit	(2,252)	(2,252)	(2,252)
Accumulated other comprehensive income, net of tax	168	168	168

Total stockholders' equity	13,804	13,804	15,554

Total capitalization	$24,139	$24,079	$25,079

Note: The table above does not include unamortized amounts related to interest rate contracts designated as cash flow hedges, and has not been updated since March 31, 2020 for changes in the balance of unamortized debt issuance discounts and deferred financing costs, unamortized gains on fair value hedges, or finance lease obligations entered into in the normal course of business. In addition, changes in the balance of cash and cash equivalents reflects only those cash inflows and outflows associated with recent financing transactions. Amounts may not add due to rounding.

(1)
Includes the February 2021 Term Loan on an actual basis. On an as adjusted basis and on an as further adjusted basis, includes the borrowings under the February 2021 Term Loan that remained outstanding following consummation of the May 2020 Senior Notes Offering and the use of proceeds thereof.

(2)
We have classified the $400 million of term loan borrowings due in December 2020 as non-current, due to the repayment prior to the issuance of our unaudited condensed consolidated financial statements for the period ending March 31, 2020 using proceeds from our April 2021 Term Loan that does not require repayment within one year from the balance sheet date.

(3)
Available borrowings under the Revolving Credit Facility on an as further adjusted basis are $2.75 billion.

(4)
Excludes:

•
25,547,375 shares of our common stock issuable upon conversion of the Mandatory Convertible Preferred Stock (and any shares issuable in payment of a dividend, fundamental change dividend make-whole amount or accumulated dividend amount on the Mandatory Convertible Preferred Stock);

•
25,215,000 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $23.00 per share;

•
10,377,000 shares of our common stock issuable upon vesting of outstanding restricted stock units; and

•
49,458,000 shares of our common stock reserved for future grants under our Long-Term Incentive Plans.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following summary discusses the material U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our common stock applicable to Non-U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations (including proposed Treasury regulations) promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect, in a manner that could adversely affect the holder of our common stock. This discussion is applicable only to holders who hold shares of our common stock as capital assets for U.S. federal income tax purposes (generally, property held for investment) and not as part of a straddle, a hedge, a conversion transaction or other integrated investment. This discussion is intended for general information only, and does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances, or to certain types of holders subject to special tax treatment under the Code (such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, partnerships and other pass-through entities or arrangements for U.S. federal income tax purposes, certain former citizens or residents of the United States, "controlled foreign corporations," "passive foreign investment companies," traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, dealers in securities or currencies, persons that own, actually or constructively, more than 5% of our equity, or "U.S. Holders" (as defined below) whose functional currency is not the U.S. dollar). Moreover, this discussion does not describe any state, local or non-U.S. tax consequences, any alternative minimum tax consequences, or the Medicare surtax on net investment income, nor does it describe any other aspect of U.S. federal tax law other than income taxation (e.g., estate or gift taxation). We have not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS or a court will not take a contrary position with respect to such statements or conclusions. Prospective investors should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our common stock that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if (A) a court within the United States is able to exercise primary supervision over the trust's administration and one or more "United States persons" (as defined under the Code) have the authority to control all of its substantial decisions or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A "Non-U.S. Holder" is a beneficial owner of our common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

        If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the activities of the partnership and the status of the partner. Prospective investors that are partners in partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) should consult their tax advisors regarding the U S. federal income tax consequences to them of the purchase, ownership and disposition of our common stock.

        THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP,

AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Distributions on Our Common Stock

        We do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, distributions of cash or property, if any, made on our common stock to a Non-U.S. Holder of our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder who claims the benefit of an applicable income tax treaty between the United States and such holder's country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may generally obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

        Dividends that are treated as effectively connected with a trade or business conducted by a Non-U.S. Holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder within the United States are generally exempt from the 30% withholding tax if the Non-U.S. Holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income is taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

        If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of a Non-U.S. Holder's adjusted tax basis in its shares of our common stock, and thereafter will be treated as capital gain. See "—Gain on Sale or Other Taxable Disposition of Our Common Stock" below.

Gain on Sale or Other Taxable Disposition of Our Common Stock

        Subject to the discussion below under "—Information Reporting and Backup Withholding," a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code), and if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, may also apply;

  •
  the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any; provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

  •
  we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder's holding period, if shorter), a "United States real property holding corporation." We believe that we are not currently, and we do not anticipate becoming, a "United States real property holding corporation."

Information Reporting and Backup Withholding

        Generally, distributions in respect of our common stock to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty. Under certain circumstances, backup withholding of U.S. federal income tax may apply to distributions in respect of our common stock to a Non-U.S. Holder if the Non-U.S. Holder fails to certify under penalties of perjury that it is not a United States person.

        Payments of the proceeds of the sale or other disposition of our common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but generally not backup withholding, unless (i) the broker has evidence in its records that the payee is not a United States person, and the broker has no actual knowledge or reason to know to the contrary or (ii) the payee otherwise establishes an exemption. Payments of the proceeds of a sale or other disposition of our common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a United States person (and the payor has no actual knowledge or reason to know to the contrary) or otherwise establishes an exemption.

        Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a Non-U.S. Holder's U.S. federal income tax liability (if any); provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors about the filing of a U.S. federal income tax return in order to obtain a refund.

FATCA

        Non-U.S. Holders should be aware that, under Sections 1471 through 1474 of the Code ("FATCA"), a 30% withholding tax will be imposed on certain payments (which could include distributions in respect of our common stock) to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules that in general require that (i) in the case of a foreign financial entity, the entity or a relating entity register with the IRS and identify and provide information in respect of financial accounts with such entity held (directly or indirectly) by United States persons and United States owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identify and provide information in respect of substantial United States owners of such entity. Foreign entities that hold our common stock generally will be subject to this tax unless they certify on an applicable IRS Form W-8 (generally, IRS Form W-8BEN-E) that they comply with, or are deemed to comply with, or are exempted from the application of, these rules.

        Various requirements and exceptions are provided under FATCA and additional requirements and exceptions may be provided in subsequent guidance. Further, the United States has entered into many intergovernmental agreements ("IGAs") with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter one or more of the FATCA information reporting rules.

        Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

 CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with a purchase in this offering by (i) "employee benefit plans" within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA") that are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and (iii) entities whose underlying assets are considered to include the assets of any of the foregoing described in clauses (i) and (ii) (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a "Covered Plan") and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

        In considering an investment in this offering of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. An acquisition in this offering by a Covered Plan with respect to which the Company or an underwriter or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired in accordance with an applicable statutory, class or individual prohibited transaction exemption.

        Plans that are governmental plans, certain church plans and non-United States plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such Plans should consult with their advisors before purchasing in this offering.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing in this offering on behalf of, or with the assets of, any Plan, consult with their legal advisors regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to a purchase in this offering. Neither the Company, the underwriters nor any of their respective representatives or affiliates make any representation as to whether an investment in this offering is appropriate for Plans in general or for any particular Plan or arrangement.

UNDERWRITING (CONFLICTS OF INTEREST)

        We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and BofA Securities, Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC	7,026,250
BofA Securities, Inc.	7,026,250
Citigroup Global Markets Inc.	1,916,250
Goldman Sachs & Co. LLC	1,916,250
Wells Fargo Securities, LLC	1,277,500
Morgan Stanley & Co. LLC	1,022,000
Barclays Capital Inc.	1,022,000
RBC Capital Markets, LLC	1,022,000
Cowen and Company, LLC	702,625
Evercore Group L.L.C.	702,625
SVB Leerink LLC	702,625
Stifel, Nicolaus & Company, Incorporated	702,625
Scotia Capital (USA) Inc.	511,000

Total	25,550,000

        The underwriters are committed to purchase all the common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters propose to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.6165 per share. After the initial offering of the shares to the public, if all of the shares of common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

        The underwriters have an option to buy up to 3,832,500 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $1.0275 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$1.0275	$1.0275
Total	$26,252,625.00	$30,190,518.75

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.5 million.

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc. for a period of 90 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering.

        The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus; (ii) grants of stock options, stock awards, restricted stock, restricted stock units, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus, provided that such recipients enter into a lock-up agreement with the underwriters; (iii) the issuance of the Mandatory Convertible Preferred Stock in the Mandatory Convertible Preferred Stock Offering or any shares of our common stock upon settlement thereof; (iv) the issuance of shares of Common Stock issuable as dividends on the Mandatory Convertible Preferred Stock; (v) the issuance of up to 2.5% of the outstanding shares of our common stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for, our common stock, immediately following the closing of this offering, in acquisitions or other similar strategic transactions, provided that such recipients enter into a lock-up agreement with the underwriters; or (vi) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

        Our directors and executive officers (such persons, the "lock-up parties") have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 90 days after the date of this prospectus (such period, the "restricted period"), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the "lock-up securities")), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

        The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member or if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates (including, for the avoidance of doubt, where the lock-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership) or (B) as part of a distribution to members or stockholders of the lock-up party; (vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, (viii) to us from an employee upon death, disability or termination of employment of such employee, (ix) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including "net" or

"cashless" exercise), including for the payment of exercise price and tax and remittance payments, (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all stockholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; or (xii) pursuant to a trading plan pursuant to Rule 10b5-1 under the Exchange Act that was in effect as of, and only shares scheduled for sale thereunder on, the date of this prospectus supplement; (b) exercise of the options, settlement of restricted stock units or other equity awards, or the exercise of warrants outstanding as of the date granted pursuant to plans described in in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period.

        J.P. Morgan Securities LLC and BofA Securities, Inc., in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        Our common stock is listed on the NYSE under the symbol "BSX."

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

        The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Affiliates of the underwriters, including J.P. Morgan Securities LLC, BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Wells Fargo Securities, LLC, Barclays Capital Inc., RBC Capital Markets, LLC and Scotia Capital (USA) Inc., are lenders under certain of our credit facilities. Affiliates of certain underwriters will receive at least 5% of the net proceeds from this offering and the Concurrent Offering in connection with the repayment of borrowings under our April 2021 Term Loan. In addition, certain of the underwriters (or their affiliates) may hold our outstanding borrowings under our credit agreements and/or debt securities, and to the extent such debt is repaid, repurchased or redeemed with the proceeds of this offering, such underwriters would receive a portion of the proceeds of this offering in respect of such borrowings or securities.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

        Affiliates of certain underwriters will receive at least 5% of the net proceeds of this offering and the Concurrent Offering in connection with the repayment of borrowings under our April 2021 Term Loan. See "Use of Proceeds." Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Because such underwriters are not primarily responsible for managing this offering and the shares of our common stock have a "bona fide public market" (as defined in FINRA Rule 5121), the appointment of a qualified independent underwriter is not necessary. Any underwriter with a conflict of interest, as defined under FINRA Rule 5121, will not confirm sales of our common stock to any account over which they exercise discretionary authority without the prior written approval of the customer.

Selling Restrictions

        The shares are offered for sale in the United States and certain jurisdictions outside the United States where such offer and sale is permitted.

Canada

        The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the Agents are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area and the United Kingdom

  PRIIPs Regulation/Prohibition of sales to EEA and UK retail investors

        The shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA") or in the United Kingdom ("UK"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the "Insurance Distribution Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the "Prospectus Regulation"). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the shares or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation.

        This prospectus supplement has been prepared on the basis that any offer of shares in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the shares contemplated in this prospectus supplement.

        Each person located in a Member State of the EEA or in the UK to whom any offer of shares is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares, or to whom the shares are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires shares is: (1) a "qualified investor" within the meaning of Article 2(e) of the Prospectus regulation; and (2) not a "retail investor" (as defined above).

        References in this section to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended, or have been implemented in UK domestic law, as appropriate.

  United Kingdom

        This prospectus supplement is for distribution only to and is directed only at (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Promotion Order, (iii) persons outside of the United Kingdom, or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (as amended, the "FSMA")) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the "SFO") and any rules made thereunder or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purposes of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong or otherwise is or contains an invitation to the public (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made thereunder.

Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the "FIEL"), and, accordingly, will not be offered or sold directly or indirectly, in Japan or to, or for the account or benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, a Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and other applicable laws, regulations and ministerial guidelines promulgates by the relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purpose of this paragraph "Japanese Person" means any person resident in Japan, including any corporation or other entity incorporated or organized under the laws of Japan.

Singapore

        This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"). Accordingly, each underwriter has not offered or sold any shares or caused such shares to be made the subject of an invitation for subscription or purchase and will not offer or sell such shares or cause such shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such shares, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

        Singapore SFA Product Classification—In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the "CMP Regulations 2018"), the Company has determined, and hereby notifies all relevant persons (as defined in the CMP Regulations 2018), that the shares are "prescribed capital markets products" (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

        The shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act ("FinSA") and no application has been or will be made to admit the shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

        The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

Republic of Korea

        The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the "FSCMA"), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the "FETL"). Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

LEGAL MATTERS

        Certain legal matters in connection with the offering of the common stock will be passed upon for us by Shearman & Sterling LLP, New York, New York. Certain legal matters in connection with the offering of the common stock will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Boston Scientific Corporation appearing in Boston Scientific Corporation's Annual Report (Form 10-K) for the year ended December 31, 2019 (including the schedule appearing therein), and the effectiveness of Boston Scientific Corporation's internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available on the SEC's website at http://www.sec.gov. You can also find information about us by visiting our website at www.bostonscientific.com. We have included our website address as an inactive textual reference only. Information on, or accessible through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Incorporation by Reference

        We are "incorporating by reference" specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement until the offering of our common stock under this prospectus supplement and prospectus is terminated or completed (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 25, 2020;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 6, 2020;

  •
  our Current Reports on Form 8-K filed on February 5, 2020, February 27, 2020, April 2, 2020 (Item 5.02 only), April 10, 2020, April 21, 2020, May 12, 2020, May 15, 2020 and May 18, 2020; and

  •
  portions of our Proxy Statement on Schedule 14A, filed on March 25, 2020, that are incorporated by reference into Part III of our 2019 Form 10-K.

        You may also request a copy of these filings (other than certain exhibits), at no cost, by writing or telephoning our investor relations department at the following address:

Boston Scientific Corporation
300 Boston Scientific Way
Marlborough, Massachusetts 01752-1234
Attention: Investor Relations
Telephone: (508) 683-5565
Email: BSXInvestorRelations@bsci.com

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or therein, in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

        Any statement made in this prospectus supplement and the accompanying prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

PROSPECTUS

Common Stock
Preferred Stock

        The securities covered by this prospectus may be sold from time to time by Boston Scientific Corporation (the "Company") in one or more offerings, including an indeterminate number of common stock, par value $0.01 per share, of the Company that may be issued upon conversion, exchange or settlement of, or as dividends on, preferred stock, par value $0.01 per share, of the Company offered or sold hereunder.

        When we offer securities, we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, as well as the documents incorporated by reference herein or therein, before you decide to invest in any of these securities. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Our common stock is traded on the New York Stock Exchange ("NYSE") under the symbol "BSX." On May 19, 2020, the closing price of our common stock on the NYSE was $35.43 per share.

        Investing in our securities involves risks. See "Forward-Looking Statements" on page 3 and the risks described in the "Risk Factors" on page 4 of this prospectus, the "Risk Factors" section of our periodic reports that we file with the Securities and Exchange Commission and any applicable prospectus supplement before investing in any of our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        We may offer and sell securities to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See "Plan of Distribution." If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

The date of this prospectus is May 20, 2020.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using the "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement, which may be in the form of a term sheet, or other offering material that will contain specific information about the terms of that offering and the specific terms of the securities. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with additional information described under the heading "Where You Can Find More Information" before making an investment decision.

        The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of the securities. For more detail about the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under "Where You Can Find More Information."

        Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the "Securities Act"), we may offer additional securities by filing an automatically effective post-effective amendment to this registration statement with the SEC at the time of the offering.

        We have not authorized any person to provide you with any information or to make any representation other than as contained in this prospectus or in any prospectus supplement and the information incorporated by reference herein and therein. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide you. The information appearing or incorporated by reference in this prospectus and any accompanying prospectus supplement is accurate only as of the date of this prospectus or any accompanying prospectus supplement or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to "Boston Scientific," the "Company," "we," "us," and "our" refer to Boston Scientific Corporation and our consolidated subsidiaries.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available on the SEC's website at http://www.sec.gov. You can also find information about us by visiting our website at www.bostonscientific.com. We have included our website address as an inactive textual reference only. Information on, or accessible through, our website is not incorporated by reference into this registration statement or prospectus or any accompanying prospectus supplement.

Incorporation by Reference

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. We are "incorporating by reference" specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus until the offering of all of the securities covered by a particular prospectus supplement has been terminated or completed (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 25, 2020 ("2019 Form 10-K");

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed on May 6, 2020 ("Q1 2020 Form 10-Q");

  •
  our Current Reports on Form 8-K filed on February 5, 2020, February 27, 2020, April 2, 2020 (Item 5.02 only), April 10, 2020, April 21, 2020, May 12, 2020, May 15, 2020 and May 18, 2020; and

  •
  portions of our Proxy Statement on Schedule 14A, filed on March 25, 2020, that are incorporated by reference into Part III of our 2019 Form 10-K.

        You may also request a copy of these filings (other than certain exhibits), at no cost, by writing or telephoning our investor relations department at the following address:

Boston Scientific Corporation
300 Boston Scientific Way
Marlborough, Massachusetts 01752-1234
Attention: Investor Relations
Telephone: (508) 683-5565
Email: BSXInvestorRelations@bsci.com

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document that also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

        Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

 FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein contain or incorporate by reference statements that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may be identified by words like "anticipate," "expect," "project," "believe," "plan," "estimate," "intend," "aiming" and similar words. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements. As a result, investors are cautioned not to place undue reliance on any of our forward-looking statements.

        The forward-looking statements in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein are based on certain risks and uncertainties, including the risk factors described in Part I, Item 1A. under the heading "Risk Factors" in our 2019 Form 10-K and in Part II, Item 1A. under the heading "Risk Factors" in our Q1 2020 Form 10-Q and in connection with forward-looking statements throughout our 2019 Form 10-K and Q1 2020 Form 10-Q, as well as in any other document we may file with the SEC that is incorporated by reference herein, and the specific risk factors discussed in this prospectus and in any accompanying prospectus supplement which could cause actual results to vary materially from the expectations and projections expressed or implied by our forward-looking statements. These risks and uncertainties, in some cases, have affected and in the future could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things: future economic, political, competitive, reimbursement and regulatory conditions, new product introductions and the market acceptance of those products, markets for our products, expected pricing environment, expected procedural volumes, the closing and integration of acquisitions, clinical trial results, demographic trends, intellectual property rights, litigation, financial market conditions, the execution and effect of our restructuring program, the execution and effect of our business strategy, including our cost-savings and growth initiatives and future business decisions made by us and our competitors. New risks and uncertainties may arise from time to time and are difficult to predict, including those that have emerged or have increased in significance or likelihood as a result of the COVID-19 pandemic. All of these factors are difficult or impossible to predict accurately and many of them are beyond our control. We caution investors to consider carefully these factors. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this prospectus.

        For further discussion of these risks and uncertainties and other risk factors, see Part I, Item 1A. in our 2019 Form 10-K, under the heading "Risk Factors," Part II, Item 1A. under the heading "Risk Factors" in our Q1 2020 Form 10-Q and under the heading "Risk Factors" herein and in any accompanying prospectus supplement and in any other document we may file with the SEC that is incorporated by reference herein and therein.

 RISK FACTORS

        Our business is subject to significant risks. You should carefully consider the risks and uncertainties set forth in Part I, Item 1A. under the heading "Risk Factors" included in our 2019 Form 10-K and Part II, Item 1A. under the heading "Risk Factors" in our Q1 2020 Form 10-Q, which are incorporated by reference in this prospectus. Additional risk factors that you should carefully consider also may be included in a prospectus supplement relating to an offering of our securities as well as the other documents filed with the SEC that are incorporated by reference herein or therein.

        The risks and uncertainties described in any accompanying prospectus supplement as well as the documents incorporated by reference herein or therein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein or therein actually occur, our business, financial condition, results of operations and prospects could be adversely affected in a material way. The occurrence of any of these risks may cause you to lose all or part of your investment in the offered securities.

 BOSTON SCIENTIFIC CORPORATION

Our Company

        Boston Scientific Corporation is a global developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties. Our mission is to transform lives through innovative medical solutions that improve the health of patients around the world. As a medical technology leader for nearly 40 years, we advance science for life by providing a broad range of high performance solutions to address unmet patient needs and reduce the cost of healthcare.

        Our history began in the late 1960s when our co-founder, John Abele, acquired an equity interest in Medi-tech, Inc., a research and development company focused on developing alternatives to surgery. In 1969, Medi-tech introduced a family of steerable catheters used in some of the world's first less-invasive procedures. In 1979, John Abele joined with Pete Nicholas to form Boston Scientific Corporation, which indirectly acquired Medi-tech. This acquisition began a period of active and focused new product development, innovation, market development and organizational growth. Since then, we have advanced the practice of less-invasive medicine by helping physicians and other medical professionals diagnose and treat a wide range of diseases and medical conditions, and improve patients' quality of life by providing alternatives to surgery and other medical procedures that are typically traumatic to the body.

        Our net sales have increased substantially since our formation. Our growth has been fueled in part by strategic acquisitions designed to improve our ability to take advantage of growth opportunities in the medical device industry and to build depth of portfolio within our core businesses. These strategic acquisitions have helped us to add promising new technologies to our pipeline and to offer one of the broadest product portfolios in the world for use in less-invasive procedures in our core areas of Medical Surgical (MedSurg), Rhythm and Neuro, and Cardiovascular. We believe that the depth and breadth of our product portfolio has also enabled us to compete more effectively in the current healthcare environment that seeks to improve outcomes and lower costs. Our strategy of category leadership also enables us to compete in a changing healthcare landscape and position our products with providers and payers, while also expanding internationally and managing the complexities of the global healthcare market.

        Our principal executive offices are located at 300 Boston Scientific Way, Marlborough, Massachusetts 01752-1234. Our telephone number is (508) 683-4000. Our website is located at www.bostonscientific.com. We have included our website address as an inactive textual reference only. Information contained on, or accessible through, our website is not incorporated in this prospectus, or any accompanying prospectus supplement or any document incorporated by reference herein or therein.

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include, without limitation, repurchases or redemptions of our outstanding debt securities or other reductions of our outstanding borrowings, repurchases of our outstanding equity securities, working capital, business acquisitions, investments or other strategic alliances, payment of contingent consideration, investments in or loans to subsidiaries, capital expenditures or for such other purposes as may be specified in the applicable prospectus supplement relating to such offering.

 DESCRIPTION OF CAPITAL STOCK

        The following description summarizes the general terms and provisions of our common stock and preferred stock, certain provisions of the Delaware General Corporation Law ("DGCL"), and provisions of our Third Restated Certificate of Incorporation ("Charter") and Amended and Restated By-Laws ("by-laws"). We have filed copies of our Charter and by-laws as exhibits to the registration statement of which this prospectus forms a part.

        In this section, "we," "us," or "our" refers to Boston Scientific Corporation, excluding its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

Description of Common Stock

        The following description of the terms of the common stock sets forth certain general provisions of the common stock as contained in our Charter and by-laws and is qualified in its entirety by reference to Delaware law and our Charter and by-laws in their entirety.

General

        We are currently authorized to issue up to 2,000,000,000 shares of common stock, par value $0.01 per share. As of March 31, 2020, there were 1,646,877,242 shares of our common stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on the NYSE under the symbol "BSX."

        Holders of our common stock have no preemptive, subscription, redemption or conversion rights and the common stock is not subject to redemption. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock, whether currently outstanding or designated and issued in the future.

Dividends

        Subject to the preferences of holders of preferred stock, if any, holders of common stock are entitled to dividends and other distributions when, as and if declared by our board of directors out of funds legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

Voting Rights

        Except as otherwise provided by law or by the designation of the preferences, limitations and relative rights of any series of preferred stock, the voting power with respect to us is held by holders of our common stock. Each holder of common stock is entitled to one vote for each share held.

Liquidation and Dissolution

        Except as otherwise provided by the certificate of designation and limitations and relative rights of any series of preferred stock, in the event of any of our liquidation, dissolution, or winding up, whether voluntary or involuntary, after payment of all our liabilities and obligations and after payment has been made to holders of each series of preferred stock of the full amount to which they are entitled, holders of shares of common stock will be entitled to share, ratably according to the number of shares of common stock held by them, in all remaining assets available for distribution to holders of the common stock.

Description of Preferred Stock

        We are currently authorized to issue up to 50,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2020, there were no shares of our preferred stock outstanding. Pursuant to the provisions of our Charter, our board of directors is authorized, without stockholder approval and subject to limitations set forth in our Charter and prescribed by Delaware law, to issue preferred stock in one or more series by resolution adopted by the Board. By filing a certificate of designation pursuant to Delaware law setting forth such resolution or resolutions and providing for the issuance of such series, our board of directors is authorized to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholder. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of preferred stock may provide that such series shall be superior to, rank equally with or be junior to any other series of preferred stock to the extent permitted by law and the terms of any other series of preferred stock. Shares of preferred stock may be convertible into shares of our common stock and any dividends payable on shares of preferred stock may be payable in cash or shares of our common stock at our election. The issuance of preferred stock could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Certain Provisions of Delaware Law, the Charter and the By-laws

        Business Combinations with Interested Stockholders.    We are subject to the provisions of the DGCL. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, consolidations, assets sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates owns, or within three years did own, 15% or more of the corporation's voting stock.

        Liability of Directors and Officers.    As permitted by the DGCL, our Charter provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty, acts or omissions which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derives an improper personal benefit. Our directors are also subject to liability under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions if the unlawful conduct is willful or results from negligence.

        Under our Charter and by-laws (and in accordance with Section 145 of the DGCL), we will indemnify to the fullest extent permitted by the DGCL any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. These include civil, criminal, administrative, investigative or other proceedings by reason of the fact that the person is or was one of our directors, officers or employees, or is or was serving in that capacity or as an agent at our request for another entity. Our indemnity covers expenses, judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. We will indemnify a person in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to us in performance of his or her duty. Derivative actions are actions by us or in our right to procure a judgment in our favor. Our agents may be similarly indemnified at the discretion of our board of directors. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide rights of indemnification substantially similar to and, in certain respects, broader than those provided by the Charter and by-laws.

        Election of Directors; Removal; Vacancies.    Our Charter and by-laws provide that the directors shall be elected at each annual meeting or at any special meeting the notice of which specified the election of directors as an item of business for such meeting. Our by-laws provide that each nominee for director shall be elected to the board of directors by the affirmative vote of the majority of votes cast, in person or by proxy, by the holders of shares entitled to vote at a meeting at which a quorum is present; provided, however, that if the number of nominees exceeds the number of directors to be elected at any such meeting, the directors shall be elected by a plurality of the votes cast, in person or by proxy. Our Charter provides that vacancies on the board of directors may only be filled by a majority of the board of directors then in office and further provides that directors may only be removed by the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors. The provisions of our Charter and by-laws that govern the number, election, and terms of the board of directors may not be amended without the affirmative vote of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors.

        Meetings of Stockholders.    Our Charter provides that stockholder action can only be taken at an annual or special meeting of stockholders and that the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Chairman of the board of directors or our President or at the request of a majority of the members of the board of directors. Our Charter and by-laws provide that special meetings of stockholders can be called only by the Chairman of the board of directors, the Chief Executive Officer (or if there is no Chief Executive Officer, the President), or pursuant to a resolution approved by a majority of the total number of directors which we would have if there were no vacancies on the board of directors. Stockholders are not permitted to call a special meeting or to require that the board of directors call a special meeting of stockholders.

        Advance Notice Requirements for Stockholder Proposals and Director Nominees.    Our by-laws provide that stockholders seeking to make nominations of candidates for election as directors, or to bring other business before an annual or special meeting of the stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder's notice must be delivered to and received at our principal executive offices not less than 120 days prior to the anniversary date that our proxy statement was released to shareholders in connection with the previous year's annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or after the first anniversary date of the preceding year's annual meeting, or in the event of a special meeting of stockholders called for the purpose of electing directors, then the deadline is a reasonable time before the we begin to print and mail our proxy materials. Our by-laws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may restrict the ability of our stockholders to bring business before our annual meeting of stockholders or to make nominations for directors at our annual meeting or any special meeting of stockholders.

        Proxy Access.    Our by-laws permit an eligible stockholder or group of stockholders to include up to a specified number of director nominees in our proxy materials for an annual meeting of stockholders. To qualify, the stockholders (or group of up to twenty stockholders) must have continuously owned for at least three years 3% or more of our outstanding shares of common stock. The maximum number of stockholder nominees permitted under the proxy access provisions of our by-laws is the greater of (i) two or (ii) 20% of the total number of our directors in office as of the last day on which notice of a nomination may be delivered.

        Notice of a nomination under our proxy access by-law provisions must generally be submitted to our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date that we first mailed our proxy statement to stockholders for the immediately preceding annual meeting of stockholders. The notice must contain certain information specified in our by-laws.

        Stock Repurchases; Change of Control.    Our Charter prohibits us, with certain exceptions, from purchasing any shares of our stock from any person, entity or group that beneficially owns 5% or more of our voting stock at an above-market price, unless a majority of our disinterested stockholders approve the transaction. In addition, our Charter empowers the board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders and to consider constituencies other than stockholders.

        Amendment of Charter and By-Laws.    The DGCL provides generally that the vote of a majority of shares entitled to vote is required to act on most matters and to amend a corporation's certificate of incorporation. Our Charter and by-laws contain provisions requiring the affirmative vote of the holders of at least 80% of the voting stock, voting together as a single class, to amend certain provisions of the Charter and our by-laws, including certain of the foregoing provisions. Such a supermajority vote would be in addition to any separate class vote that might in the future be required with respect to shares of preferred stock then outstanding.

        Miscellaneous.    The foregoing and other provisions of Delaware law and the Charter and our by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise. These provisions may have the effect of delaying, deferring or preventing a change in control of our company, may discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of the common stock.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Inc.

PLAN OF DISTRIBUTION

        We may sell our securities in any one or more of the following ways: (i) through agents; (ii) to or through underwriters; (iii) through dealers; (iv) directly by us to a limited number of purchasers or to a single purchaser; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent's commission, dealer's purchase price or underwriter's discount. Any dealers and agents, in addition to any underwriter, participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

        Any initial offering price, dealer purchase price, discount or commission, and concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

        If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such securities if any are purchased.

        If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

        Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

        If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

        Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the "remarketing firms," acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

        Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be deemed to be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

        We may elect to list any series of securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

        Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        The place and time of delivery for securities will be set forth in the prospectus supplement for such securities.

 LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York. Certain legal matters with respect to the offered securities will be passed upon for any underwriters, dealers or agents by counsel identified in the related prospectus supplement

EXPERTS

        The consolidated financial statements of Boston Scientific Corporation appearing in Boston Scientific Corporation's Annual Report (Form 10-K) for the year ended December 31, 2019 (including the schedule appearing therein), and the effectiveness of Boston Scientific Corporation's internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.